Exhibit 99.1

Esquire Financial Holdings, Inc.

Reports Second Quarter 2026 Results

Continued Strong Commercial Loan & Core Deposit Growth Nationally; Signature Merger Closing Currently Scheduled for August 1, 2026

Jericho, NY – July 23, 2026 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the second quarter and year-to-date of 2026. Significant achievements and key performance metrics during the current quarter and year-to-date of 2026 include:

●	Net income increased 9.2% to $13.0 million, or $1.49 per diluted share, as compared to $11.9 million, or $1.38 per diluted share, for the comparable quarter in 2025 despite: (1) pretax merger expenses totaling $1.1 million related to our acquisition of Signature Bancorporation, Inc. (the parent company of Signature Bank in Chicago, collectively “Signature”) and (2) an elevated provision for credit losses related to a multifamily nonaccrual loan and related charge-off. For the current quarter, adjusted(1) net income and diluted earnings per share were $14.0 million and $1.60, respectively, excluding the previously noted pretax merger expenses of $1.1 million ($970 thousand, net of tax), representing an increase of 15.9%, or $0.22 per diluted share, as compared to the second quarter of 2025.
●	Consistent industry leading returns on average assets and equity of 2.09% and 17.06%, respectively, despite the $970 thousand in merger-related expenses, net of tax, previously noted, as well as our continued investment in current resources to support future growth and excellence in client service. For the current quarter, adjusted(1) returns on average assets and equity were 2.25% and 18.33%, respectively.
●	Resilient net interest margin of 5.96% for the quarter ended June 30, 2026, driven by our national litigation platform growth, despite significant declines in short-term market interest rates from their highs in 2023. Our net interest margin was negatively impacted by approximately 10 basis points due to elevated average interest earning cash balances that were funded with core deposit growth. Total revenue increased $13.0 million, or 18.7%, to $82.6 million, for year-to-date 2026 when compared to the prior year period.
●	Loan growth on a linked quarter basis was $87.2 million, or 19% annualized, totaling $1.90 billion, despite payoffs totaling $76.1 million ($74.6 million in commercial loans) in the current quarter. Loan growth was primarily comprised of both commercial totaling $61.6 million ($72.6 million in litigation related or law firm loans) and commercial real estate totaling $25.6 million. Total loans grew $407.7 million, or 27.3%, (litigation related loans grew $376.5 million or 41.0%) when comparing the current quarter to the comparable quarter in 2025 while average total loans grew $414.5 million, or 28.3%, (litigation related loans grew $405.8 million or 46.1%) for the same period. These commercial relationships will continue to create additional opportunities for future loan growth (future draws on existing facilities and additional availability on renewed lines-of-credit) as well as future growth in core deposits through our full-service commercial relationship banking programs and commercial cash management platform on a national basis. To clearly demonstrate this point, law firms or litigation clients that have banked with Esquire for four years have a compounded annual growth rate on their loans and related commercial deposit balances of approximately 15% and 30%+, respectively.

●	Strong corresponding deposit growth on a linked quarter basis totaling $77.1 million, or 15% annualized, to $2.18 billion with a cost-of-funds of 1.03% (including demand deposits). Growth on a linked quarter basis was fueled by litigation related escrow or IOLTA deposits. Deposits grew $397.4 million, or 22.3%, when comparing the current quarter to the comparable quarter in 2025 while average total deposits grew $412.7 million, or 23.6%, for the same period. Off-balance sheet (“OBS”) sweep funds totaled $1.03 billion, with approximately 38% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fee income totaled $1.1 million for the current quarter. Additional available liquidity totaled approximately $523 million, excluding cash, OBS sweep funds, and unsecured borrowing capacity.

(1)	See non-GAAP reconciliation provided at the end of this news release.

●	Solid credit metrics, asset quality, and reserve coverage ratios with an allowance for credit losses to loans ratio of 1.30%, two nonperforming loans totaling $5.1 million, and a nonperforming loans to total assets ratio of 0.20%. During the current quarter, a $4.4 million multifamily loan, net of a $1.6 million charge-off, that was reported as criticized in prior periods was placed on nonaccrual. This multifamily loan was made to the same sponsor as a former nonaccrual multifamily loan that was disposed of in the first quarter of 2026. We have no additional loan exposure to this sponsor.
●	Stable and consistent noninterest income in the current quarter totaling $6.4 million, or 15% of total revenue, led by our payment processing platform with 93,000 small business clients nationally. Our tech-enabled payments platform allowed us to perform commercial treasury clearing services for $10.6 billion in credit and debit card payment volume, a 4.3% increase from the comparable quarter in 2025, across 152.6 million transactions for our small business clients in all 50 states.
●	Strong efficiency ratio of 50.1% for the current quarter, notwithstanding our investments to support future growth, risk management and excellence in client service. Excluding the previously noted pretax merger costs totaling $1.1 million, the adjusted(1) efficiency ratio was 47.6%.
●	Esquire has received all required regulatory approvals or waivers necessary to complete the previously announced acquisition of Signature, and the transaction is currently expected to close on August 1, 2026, pending satisfaction of customary closing conditions.
●	Key recognitions during the current quarter are: (1) named the #1 Best Law Firm Funding Provider in The Recorder's 2026 "Best Of" survey; (2) included in Keefe, Bruyette & Woods (“KBW”) Bank Honor Roll for the third consecutive year for consistent and exceptional performance over the past decade; (3) ranked first overall in the 2025 Raymond James Community Bankers Cup as the top-performing community bank, representing the eighth consecutive year on their list; and (4) ranked among the top U.S. merchant acquirers by Nilson Report for the second consecutive year.
●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible assets(2) (“TCE/TA”) ratios of 14.24% and 12.50%, respectively. The Bank remains well above the bank regulatory “Well Capitalized” standards.

“The timely closing of our Signature merger currently scheduled for August 1, 2026 will deliver enhanced value to all stakeholders while accelerating our growth in Chicago and the Midwest markets in the future,” stated Tony Coelho, Chairman of the Board.  “Chicago represents one of the top three largest metro markets by both population and number of contingent fee law firms with New York City and Los Angeles rounding out the top three metro markets.”

“By deeply understanding and serving our key national verticals, we've established a strong culture and foundation for sustainable growth and continued industry leading performance metrics and returns,” stated Andrew C. Sagliocca, Vice Chairman, Chief Executive Officer, and President.  “The Signature merger serves to position the combined entity for continued growth and success in the highly desirable Midwest and Chicago metro markets with a well-established Chicago-based management team and brand.”

(1)	See non-GAAP reconciliation provided at the end of this news release.
(2)	The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, GAAP common equity and GAAP assets are equal to tangible common equity and tangible assets.

Second Quarter 2026 vs. 2025

Net income for the quarter ended June 30, 2026 was $13.0 million, or $1.49 per diluted share, compared to $11.9 million, or $1.38 per diluted share for the same period in 2025. Returns on average assets and equity for the current quarter were 2.09% and 17.06%, respectively, compared to 2.37% and 18.74% for the same period of 2025. Excluding after-tax merger expenses of $970 thousand, adjusted(1) net income, diluted earnings per share, return on average assets, and return on average common equity were $14.0 million, $1.60, 2.25% and 18.33%, respectively.

Net interest income increased $6.5 million, or 22.2%, to $35.7 million, due to growth in average interest earning assets totaling $457.4 million, or 23.5%, to $2.40 billion, funded with low-cost core deposits from our regional business development teams and existing relationship banking efforts. Our net interest margin decreased 7 basis points to 5.96%, primarily due to a $53.1 million increase in average interest earning cash balances to $205.0 million in the current quarter coupled with decreases in short-term market interest rates over the same period. Assuming this excess cash, funded with core low-cost deposits, was deployed in loans at current average loan yields, our net interest margin would have been approximately 10 basis points higher. Average loan yields decreased 11 basis points to 7.78%, primarily due to our litigation related loan yields, while average loans increased $414.5 million, or 28.3%, to $1.88 billion, with average litigation related loan growth totaling $405.7 million, or 46.1%. Loan interest income increased $7.7 million, or 26.6%, to $36.4 million with $8.0 million related to growth in average loan volumes, led by litigation related commercial growth, offset by $390 thousand due to a decrease in average loan rates. Average securities decreased $10.2 million, or 3.1%, to $322.8 million with yields remaining relatively flat at 3.79%. Average deposits increased $412.7 million, or 23.6%, to $2.16 billion, led by increases in litigation related escrow or IOLTA, commercial money market, and noninterest bearing commercial demand deposits totaling $297.5 million, $90.0 million, and $19.1 million, respectively. Our cost of deposits, including noninterest bearing demand deposits, increased 5 basis points to 1.03% due to changes in deposit composition. Our loan-to-deposit ratio was 87% at June 30, 2026.

The provision for credit losses was $2.9 million for the second quarter of 2026, a $625 thousand decrease from the second quarter 2025, primarily due to management’s revaluation of credit risk in our loan portfolio subsequent to certain charge-offs and related credit downgrades in both quarters, offset by provisioning for primarily commercial loan growth. During the current quarter, a $4.4 million multifamily loan, net of a $1.6 million charge-off, that was reported as criticized in prior periods was placed on nonaccrual. As of June 30, 2026, our allowance to loans ratio was 1.30%, consistent with the prior year quarter. Based on management’s evaluation of current credit risk in our commercial real estate and commercial portfolios, management believes the allowance for credit losses is adequate at June 30, 2026.

Noninterest income totaled $6.4 million in the current quarter, a decrease of $194 thousand from the second quarter of 2025. Payment processing income was $5.1 million for the second quarter of 2026, consistent with the prior year quarter, as growth in payment processing income has been muted, primarily due to changes in our overall merchant risk profile and merchant composition. Payment processing volumes for the credit and debit card processing platform increased $432.6 million, or 4.3%, to $10.6 billion while transaction volume totaled 152.6 million for the current quarter. We continue to focus on the expansion of merchant sales channels through our current and future ISOs, new merchant originations, active management of our merchant risk profiles, and by expanding our technology and other resources in the payment vertical. The Company utilizes proprietary and industry leading/customized technology to ensure card brand and regulatory compliance, to support multiple processing platforms, to manage daily risk across 93,000 small business merchants in all 50 states, and to perform commercial treasury clearing services for $10.6 billion in volume across 152.6 million transactions in the current quarter. ASP fees totaled $1.1 million, an increase of $449 thousand from the prior year quarter, and are directly impacted by the average balance of OBS sweep funds as well as current short-term market interest rates.  During the second quarter 2025, we recognized a $432 thousand gain on the sale of a fintech investment.

Noninterest expense increased $4.0 million, or 23.7%, to $21.1 million for the second quarter of 2026. This was primarily due to increases in employee compensation and benefits, merger related costs, data processing, advertising and marketing, and occupancy and equipment costs. Employee compensation and benefits costs increased $2.4 million, or 23.4%, primarily due to increases in year-end salaries, staffing, stock grants and related stock-based compensation, regional business development officer (“BDO”) incentive pay (sales commissions) and year-end bonus accruals. The increase in BDO incentive pay is directly correlated to our litigation related/commercial loan and related core commercial deposit growth, attracting full-service commercial banking clients nationally. In connection with the announced merger with Signature, we incurred merger related costs (advisory, legal, accounting, valuation, and other professional or consulting fees, and general administrative costs) of $1.1 million in the second quarter of 2026. Data processing costs increased $343 thousand due to increases in core banking processing volumes and the continued implementation/improvement of technology supporting client relationships and lead acquisition initiatives (CRM platform, digital marketing, business development, and lending) as well as overall risk management across all platforms. Advertising and marketing costs increased $193 thousand, as we continued to grow our brand, targeting digital marketing platform, and expand our thought leadership in our national verticals. Occupancy and equipment costs increased $176 thousand due to costs associated with the operation of our Los Angeles branch which opened in late 2025.

(1)	See non-GAAP reconciliation provided at the end of this news release.

The Company’s efficiency ratio was 50.1% for the three months ended June 30, 2026, as compared to 47.6% in 2025, notwithstanding our continued investment in resources (both technology and people) to support future growth, lead acquisition initiatives, excellence in client service, enhanced risk management, and costs associated with our flagship Los Angeles branch. The adjusted(1) efficiency ratio was 47.6% excluding the previously noted $1.1 million in merger related costs.

The effective tax rate was 28.4% for the second quarter of 2026, as compared to 22.0% in the prior year quarter. The increase was primarily due to certain discrete tax benefits related to share-based compensation in the prior year quarter.

Year-to-Date 2026 vs. 2025

Net income for the six months ended June 30, 2026 was $25.2 million, or $2.89 per diluted share, compared to $23.3 million, or $2.70 per diluted share for the same period in 2025. Returns on average assets and equity for the current six months were 2.10% and 16.94%, respectively, compared to 2.38% and 18.93% for the same period of 2025. Excluding after-tax merger costs and accelerated stock compensation expense totaling $2.5 million, adjusted(1) net income, diluted earnings per share, return on average assets, and return on average common equity were $27.7 million, $3.18, 2.31% and 18.64%, respectively.

Net interest income increased $12.9 million, or 22.7%, to $69.8 million, due to growth in average interest earning assets totaling $430.6 million, or 22.5%, to $2.34 billion, funded with low-cost core deposits from our regional business development teams and existing relationship banking efforts. Our net interest margin increased 1 basis point to 6.00%, led by growth in higher yielding commercial loan production nationally. Average loan yields decreased 2 basis points to 7.82% while average loans increased $395.6 million, or 27.7%, to $1.82 billion (average litigation related loan growth totaling $380.3 million, or 44.5%). Loan interest income increased $15.1 million, or 27.2%, to $70.7 million with $15.3 million related to growth in average loan volumes, led by litigation related commercial growth, offset by $192 thousand due to a decrease in average loan rates. Average securities decreased $1.8 million to $328.6 million with yields increasing 5 basis points to 3.82%. Average deposits increased $388.6 million, or 22.7%, to $2.10 billion, led by increases in litigation related escrow or IOLTA, commercial money market, and noninterest bearing commercial demand deposits totaling $256.9 million, $92.8 million, and $30.5 million, respectively. Our cost of deposits, including noninterest bearing demand deposits, increased 5 basis points to 1.01% due to changes in deposit composition.

The provision for credit losses was $5.6 million for the six months ended June 30, 2026, a $575 thousand increase from the comparable period in 2025, primarily due to management’s revaluation of credit risk in our loan portfolio subsequent to certain charge-offs and related credit downgrades in both periods, offset by provisioning for primarily commercial loan growth. In 2026, there were $4.7 million in charge-offs related to two multifamily loans to the same sponsor. As of June 30, 2026, our allowance to loans ratio was 1.30%. Based on management’s evaluation of current credit risk in our commercial real estate and commercial portfolios, management believes the allowance for credit losses is adequate at June 30, 2026.

Noninterest income totaled $12.8 million in the current six months, an increase of $110 thousand from the same period in 2025. Payment processing income was $10.3 million for the six months ended June 30, 2026, an increase of $250 thousand from the same period in 2025 as growth in payment processing income has been muted, primarily due to changes in our overall merchant risk profile and merchant composition. Payment processing volumes for the credit and debit card processing platform increased $854.3 million, or 4.4%, to $20.2 billion while transaction volume totaled 289.9 million for the current six months. ASP fees totaled $2.2 million, an increase of $706 thousand from the same period in 2025, a direct result of the average balance of OBS sweep funds. During the second quarter 2025, we recognized a $432 thousand gain on the sale of a fintech investment.

Noninterest expense increased $8.0 million, or 23.5%, to $41.8 million for the six months ended June 30, 2026. This was primarily due to increases in employee compensation and benefits, merger related costs, data processing, advertising and marketing, and occupancy and equipment costs. Employee compensation and benefits costs increased $4.5 million, or 22.4%, primarily due to increases in year-end salaries, stock grants and related stock-based compensation, staffing, regional BDO incentive pay (sales commissions), and year-end bonus accruals. The increase in BDO incentive pay is directly correlated to our litigation related/commercial loan and related core commercial deposit growth, attracting full-service commercial banking clients nationally. Due to the departure of two board members for personal reasons in the first quarter of 2026, we incurred compensation charges related to accelerated stock grant expense totaling $398 thousand. In connection with  the Signature merger, we incurred merger related costs (advisory, legal, accounting, valuation, and other professional or consulting fees, as well as general administrative costs) of $2.3 million for the six months ended June 30, 2026.

Data processing costs increased $792 thousand due to increases in core banking processing volumes and the continued implementation/improvement of technology supporting client relationships and lead acquisition initiatives (CRM platform, digital marketing, business development, and lending) as well as overall risk management across all platforms. Advertising and marketing costs increased $340 thousand, as we continued to grow our brand, targeting digital marketing platform, and expand our thought leadership in our national verticals. Occupancy and equipment costs increased $300 thousand primarily due to costs associated with the operation of our Los Angeles branch which opened in late 2025.

(1)	See non-GAAP reconciliation provided at the end of this news release.

The Company’s efficiency ratio was 50.6% for the six months ended June 30, 2026, as compared to 48.6% in 2025, notwithstanding our continued investment in resources (both technology and people) to support future growth, lead acquisition initiatives, excellence in client service, enhanced risk management, and costs associated with the Signature merger and our flagship Los Angeles branch. The adjusted(1) efficiency ratio was 47.2% excluding the previously noted $2.7 million in elevated noninterest expense in connection with the Signature merger and accelerated director share-based compensation in the current year.

The effective tax rate was 28.5% for the six months ended June 30, 2026, as compared to 24.3% in the prior year period. The increase was primarily due to certain discrete tax benefits related to share-based compensation in the prior year period.

Asset Quality

At June 30, 2026, we had two nonperforming loans totaling $5.1 million, with no exposure to commercial office or construction/vacant land related borrowers, and $13.7 million in performing loans to the hospitality industry. The allowance for credit losses was $24.7 million, or 1.30% of total loans, as compared to $19.4 million, or 1.30% of total loans at June 30, 2025. The ratio of nonperforming loans to total loans and total assets was 0.27% and 0.20%, respectively, at June 30, 2026. During the quarter, we placed a multifamily loan on nonaccrual totaling $4.4 million, net of  a $1.6 million charge-off. Based on management’s evaluation of current credit risk in our commercial real estate and commercial portfolios as well as increases in the general reserves considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment, management believes the allowance for credit losses is adequate at June 30, 2026.

From a credit risk management perspective, the commercial real estate portfolio, excluding one multifamily nonaccrual loan, totaled $524.6 million and has a current weighted average debt service coverage ratio (“DSCR”) and an original loan-to-value (“LTV”) (defined as unpaid principal balance as of June 30, 2026 divided by appraised value at origination) of approximately 1.67 and 54%, respectively.

Balance Sheet – June 30, 2026 vs. 2025

At June 30, 2026, total assets increased $451.0 million, or 21.9%, to $2.51 billion. This increase was primarily attributable to growth in loans totaling $407.7 million, or 27.3%, to $1.90 billion. Our higher yielding variable rate commercial loans increased $329.3 million, or 32.7%, to $1.34 billion with commercial litigation related loans increasing $376.5 million, or 41.0%, to $1.29 billion. Our commercial relationship banking sales pipeline remained robust, anchored by our regional senior BDOs (supported by commercial lending, risk, and operations) located in key markets throughout the U.S. who have also significantly expanded our participation in local, state, and national trial associations across the country. These BDOs are supported by our best-in-class technology stack including, but not limited to; our proprietary CRM system, digital marketing cloud and lending based technology built on Salesforce supporting client relationships and lead acquisition initiatives; account-based digital marketing (or “ABM”) with significant thought leadership content; and artificial intelligence (or “AI”) for advanced data analytics across our platform powering personalized and real-time ABM content to both current clients and prospective clients. Our available-for-sale securities portfolio decreased $17.2 million to $240.1 million due to portfolio amortization totaling $64.9 million, offset by purchases totaling $46.2 million. Our held-to-maturity securities portfolio totaled $56.1 million, a decrease of $8.4 million, due to portfolio amortization. Our total securities to assets ratio was 12% at June 30, 2026.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	June 30,		December 31,		June 30,
	2026		2025		2025

	(Dollars in thousands)
Real estate:
Multifamily	$395,886	20.8%	$372,800	21.2%	$366,439	24.5%
Commercial real estate	133,096	7.0	107,293	6.1	91,166	6.1
1 – 4 family	8,959	0.5	9,835	0.6	10,093	0.7
Total real estate	537,941	28.3	489,928	27.9	467,698	31.3
Commercial:
Litigation related	1,294,892	68.1	1,178,325	67.0	918,424	61.5
Other	42,216	2.2	67,230	3.8	89,403	6.0
Total commercial	1,337,108	70.3	1,245,555	70.8	1,007,827	67.5
Consumer	26,756	1.4	22,762	1.3	18,584	1.2
Total loans held for investment	$1,901,805	100.0%	$1,758,245	100.0%	$1,494,109	100.0%
Deferred loan fees and unearned premiums, net	466		182		490
Loans, held for investment	$1,902,271		$1,758,427		$1,494,599

(1)	See non-GAAP reconciliation provided at the end of this news release.

Total deposits were $2.18 billion as of June 30, 2026, a $397.4 million, or 22.3%, increase from June 30, 2025 due to a $361.8 million, or 38.3%, increase in litigation related escrow or IOLTA, and a $55.0 million, or 22.9% increase in money market deposits (primarily commercial). Our deposit strategy primarily focuses on developing full service commercial banking relationships nationally with our clients through commercial lending facilities, payment processing, and other unique commercial cash management services in our two national verticals, rather than competing with other institutions on rate. Our longer duration IOLTA, escrow and settlement deposits represent $1.31 billion, or 59.9%, of total deposits. As of June 30, 2026, uninsured deposits were $722.4 million, or 33%, of our total deposits, excluding $18.9 million of the Company’s deposits held at the Bank. Approximately 65% of our uninsured deposits represent clients with full commercial relationship banking with us including, but not limited to, commercial loans, payment processing, and various commercial service-oriented relationships including law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of June 30, 2026, OBS sweep funds totaled approximately $1.03 billion, with approximately $392.5 million, or 38.0%, available to be swept on balance sheet as reciprocal client relationship deposits. Our core low-cost deposit growth and off-balance sheet client funds continue to clearly demonstrate our highly efficient, full service commercial relationships and tech-enabled cash management platform.

At June 30, 2026, we had the ability to borrow, on a secured basis, up to $477.6 million from the FHLB of New York and $45.0 million from the FRB of New York discount window. No borrowing amounts were outstanding during the second quarter of 2026. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings.

Stockholders’ equity increased $50.3 million to $313.9 million as of June 30, 2026, primarily driven by net increases in retained earnings (net income less dividends paid to shareholders), and to a lesser extent, additional paid-in-capital from share-based compensation and decreases in other comprehensive losses related to our available-for-sale securities portfolio.

The Bank remains well above bank regulatory “Well Capitalized” standards.

Earnings Call Information

The Company will conduct a conference call on Thursday, July 23, 2026 at 10:00 a.m. (ET), during which Andrew C. Sagliocca, Vice Chairman, Chief Executive Officer and President, and Michael Lacapria, Senior Vice President and Chief Financial Officer, will discuss Esquire’s second quarter financial performance, followed by a question-and-answer period.

The live audio webcast can be accessed via the following link: https://events.q4inc.com/attendee/221060674

Corresponding presentation slides and a replay of the conference call will be available on Esquire’s Investor Relations web page at investorrelations.esquirebank.com. The conference call may also be accessed by telephone using the dial-in information below:

Conference Call Details

U.S. - (833) 461-5787

Meeting ID: 221 060 674

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York. Its wholly owned subsidiary, Esquire Bank, is a full-service commercial bank, with branch offices in Jericho, New York and Los Angeles, California, as well as an administrative office in Boca Raton, Florida. The Bank is dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York and Los Angeles metropolitan areas. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; the ability to complete, or any delays in completing, the pending merger between the Company and Signature; any failure to realize the anticipated benefits of the transaction when expected or at all; certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue, certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and integration of the companies and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	June 30,	December 31,	June 30,
	2026	2025	2025
ASSETS
Cash and cash equivalents	$242,183	$235,887	$162,973
Securities available-for-sale, at fair value	240,146	246,505	257,375
Securities held-to-maturity, at cost	56,099	60,193	64,470
Securities, restricted at cost	3,196	3,173	3,173
Loans, held for investment	1,902,271	1,758,427	1,494,599
Less: allowance for credit losses	(24,724)	(24,022)	(19,407)
Loans, net of allowance	1,877,547	1,734,405	1,475,192
Premises and equipment, net	3,980	4,379	4,228
Other assets	87,867	81,119	92,566
Total Assets	$2,511,018	$2,365,661	$2,059,977

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$552,131	$576,455	$567,156
Savings, NOW and money market deposits	1,621,790	1,480,380	1,209,066
Certificates of deposit	5,772	6,172	6,106
Total deposits	2,179,693	2,063,007	1,782,328
Other liabilities	17,475	13,056	14,093
Total liabilities	2,197,168	2,076,063	1,796,421
Total stockholders' equity	313,850	289,598	263,556
Total Liabilities and Stockholders' Equity	$2,511,018	$2,365,661	$2,059,977

Selected Financial Data
Common shares outstanding	8,649,400	8,552,405	8,499,559
Book value per share	$36.29	$33.86	$31.01
Equity to assets	12.50%	12.24%	12.79%

Capital Ratios (1)
Tier 1 leverage ratio	11.68%	11.87%	12.06%
Common equity tier 1 capital ratio	14.24	14.18	14.89
Tier 1 capital ratio	14.24	14.18	14.89
Total capital ratio	15.49	15.43	16.11

Asset Quality
Nonperforming loans	$5,136	$8,572	$8,736
Allowance for credit losses to total loans	1.30%	1.37%	1.30%
Nonperforming loans to total loans	0.27	0.49	0.58
Nonperforming assets to total assets	0.20	0.36	0.42
Allowance to nonperforming loans	481	280	222

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
Interest income	$41,301	$39,033	$33,536	$80,334	$65,049
Interest expense	5,553	5,029	4,282	10,582	8,186
Net interest income	35,748	34,004	29,254	69,752	56,863
Provision for credit losses	2,900	2,700	3,525	5,600	5,025
Net interest income after provision for credit losses	32,848	31,304	25,729	64,152	51,838

Noninterest income:
Payment processing fees	5,126	5,143	5,107	10,269	10,019
Other noninterest income	1,257	1,312	1,470	2,569	2,709
Total noninterest income	6,383	6,455	6,577	12,838	12,728

Noninterest expense:
Employee compensation and benefits	12,605	12,221	10,216	24,826	20,281
Merger expenses	1,070	1,272	—	2,342	—
Other expenses	7,430	7,164	6,846	14,594	13,529
Total noninterest expense	21,105	20,657	17,062	41,762	33,810
Income before income taxes	18,126	17,102	15,244	35,228	30,756
Income taxes	5,148	4,891	3,354	10,039	7,459
Net income	$12,978	$12,211	$11,890	$25,189	$23,297

Earnings Per Share
Basic	$1.57	$1.48	$1.48	$3.05	$2.91
Diluted	1.49	1.40	1.38	2.89	2.70
Basic - adjusted (1)	1.69	1.67	1.48	3.35	2.91
Diluted - adjusted (1)	1.60	1.58	1.38	3.18	2.70

Selected Financial Data
Return on average assets	2.09%	2.10%	2.37%	2.10%	2.38%
Return on average equity	17.06	16.82	18.74	16.94	18.93
Adjusted return on average assets (1)	2.25	2.37	2.37	2.31	2.38
Adjusted return on average equity (1)	18.33	18.96	18.74	18.64	18.93
Net interest margin	5.96	6.04	6.03	6.00	5.99
Efficiency ratio	50.1	51.1	47.6	50.6	48.6
Adjusted efficiency ratio (1)	47.6	46.9	47.6	47.2	48.6

Cash dividends paid per common share	$0.200	$0.200	$0.175	$0.400	$0.350

Weighted average basic shares	8,274,280	8,252,720	8,029,541	8,263,559	8,009,382
Weighted average diluted shares	8,726,355	8,700,319	8,639,038	8,713,539	8,620,501

(1)	See non-GAAP reconciliation provided at the end of this news release.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	June 30,			March 31,			June 30,
	2026			2026			2025
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,876,857	$36,417	7.78%	$1,771,003	$34,298	7.85%	$1,462,401	$28,762	7.89%
Securities, includes restricted stock	322,761	3,046	3.79%	334,459	3,178	3.85%	332,965	3,127	3.77%
Interest earning cash and other	205,031	1,838	3.60%	176,268	1,557	3.58%	151,915	1,647	4.35%
Total interest earning assets	2,404,649	41,301	6.89%	2,281,730	39,033	6.94%	1,947,281	33,536	6.91%

NONINTEREST EARNING ASSETS	80,188			74,655			69,289

TOTAL AVERAGE ASSETS	$2,484,837			$2,356,385			$2,016,570

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$1,571,288	$5,502	1.40%	$1,458,983	$4,957	1.38%	$1,178,058	$4,225	1.44%
Time deposits	6,415	50	3.13%	8,148	67	3.33%	6,037	56	3.72%
Total interest bearing deposits	1,577,703	5,552	1.41%	1,467,131	5,024	1.39%	1,184,095	4,281	1.45%
Borrowings	42	1	9.55%	372	5	5.45%	42	1	9.55%
Total interest bearing liabilities	1,577,745	5,553	1.41%	1,467,503	5,029	1.39%	1,184,137	4,282	1.45%

NONINTEREST BEARING LIABILITIES
Demand deposits	581,150			577,194			562,056
Other liabilities	20,752			17,305			15,902
Total noninterest bearing liabilities	601,902			594,499			577,958
Stockholders' equity	305,190			294,383			254,475

TOTAL AVG. LIABILITIES AND EQUITY	$2,484,837			$2,356,385			$2,016,570
Net interest income		$35,748			$34,004			$29,254
Net interest spread			5.48%			5.55%			5.46%
Net interest margin			5.96%			6.04%			6.03%
Deposits (including nonint. demand deposits)	$2,158,853	$5,552	1.03%	$2,044,325	$5,024	1.00%	$1,746,151	$4,281	0.98%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2026			2025
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,824,222	$70,715	7.82%	$1,428,689	$55,572	7.84%
Securities, includes restricted stock	328,577	6,224	3.82%	330,416	6,169	3.77%
Interest earning cash and other	190,729	3,395	3.59%	153,831	3,308	4.34%
Total interest earning assets	2,343,528	80,334	6.91%	1,912,936	65,049	6.86%

NONINTEREST EARNING ASSETS	77,438			65,107

TOTAL AVERAGE ASSETS	$2,420,966			$1,978,043

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$1,515,446	$10,459	1.39%	$1,156,200	$8,009	1.40%
Time deposits	7,277	117	3.24%	8,409	175	4.20%
Total interest bearing deposits	1,522,723	10,576	1.40%	1,164,609	8,184	1.42%
Borrowings	206	6	5.87%	43	2	9.38%
Total interest bearing liabilities	1,522,929	10,582	1.40%	1,164,652	8,186	1.42%

NONINTEREST BEARING LIABILITIES
Demand deposits	579,183			548,693
Other liabilities	19,038			16,519
Total noninterest bearing liabilities	598,221			565,212
Stockholders' equity	299,816			248,179

TOTAL AVG. LIABILITIES AND EQUITY	$2,420,966			$1,978,043
Net interest income		$69,752			$56,863
Net interest spread			5.51%			5.44%
Net interest margin			6.00%			5.99%
Deposits (including nonint. demand deposits)	$2,101,906	$10,576	1.01%	$1,713,302	$8,184	0.96%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(dollars in thousands except per share data)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average equity and adjusted earnings per share, excludes the impact of merger expenses and accelerated stock compensation, net of tax.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
Net income – GAAP	$12,978	$12,211	$11,890	$25,189	$23,297
Adjustments to net income:
Merger expenses	1,070	1,272	—	2,342	—
Accelerated stock compensation	—	398	—	398	—
Income tax effect of adjustments	(100)	(120)	—	(220)	—
Adjusted net income	$13,948	$13,761	$11,890	$27,709	$23,297

Return on average assets – GAAP	2.09%	2.10%	2.37%	2.10%	2.38%
Adjusted return on average assets	2.25%	2.37%	2.37%	2.31%	2.38%

Return on average equity – GAAP	17.06%	16.82%	18.74%	16.94%	18.93%
Adjusted return on average equity	18.33%	18.96%	18.74%	18.64%	18.93%

Diluted earnings per share – GAAP	$1.49	$1.40	$1.38	$2.89	$2.70
Adjusted diluted earnings per share	$1.60	$1.58	$1.38	$3.18	$2.70

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP).

Adjusted noninterest expense, which is used to compute the adjusted efficiency ratio, excludes the impact of merger expenses and accelerated stock compensation.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
Efficiency ratio – non-GAAP(1)	50.1%	51.1%	47.6%	50.6%	48.6%
Noninterest expense – GAAP	$21,105	$20,657	$17,062	$41,762	$33,810
Less: merger expenses	1,070	1,272	—	2,342	—
Less: accelerated stock compensation	—	398	—	398	—
Adjusted noninterest expense – non-GAAP	$20,035	$18,987	$17,062	$39,022	$33,810
Net interest income – GAAP	35,748	34,004	29,254	69,752	56,863
Noninterest income – GAAP	6,383	6,455	6,577	12,838	12,728
Total revenue – GAAP	$42,131	$40,459	$35,831	$82,590	$69,591
Adjusted efficiency ratio – non-GAAP(2)	47.6%	46.9%	47.6%	47.2%	48.6%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing adjusted noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.